Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO ANNOUNCES RECORD FOURTH QUARTER AND FISCAL 2023 RESULTS

- FY 2023 Sales increase 11% to $956 Million -

- FY 2023 Entered Orders surpass $1 Billion -

- Q4 GAAP EPS $1.24 / Adjusted EPS $1.25 –

ST. LOUIS, November 16, 2023 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the fourth quarter (Q4 2023) and fiscal year (FY 2023) ended September 30, 2023.

Operating Highlights

•	Q4 2023 sales increased $16 million (6 percent) to $273 million compared to $257 million in Q4 2022. Organic sales increased $13 million (5 percent) and the CMT acquisition added $3 million (1 percent) of revenue growth in the quarter.

•	FY 2023 sales increased $99 million (11 percent) to $956 million. Organic sales increased $89 million (10 percent) and the CMT acquisition added $10 million (1 percent) of revenue growth for the full year.

•	Q4 2023 entered orders increased $95 million (39 percent) compared to the prior year period to $340 million (book-to-bill of 1.25x). Full year 2023 entered orders increased $73 million (8 percent) to $1.0 billion (book-to-bill of 1.08x) and resulted in record year-end backlog of $772 million.

•	Q4 2023 GAAP EPS increased $0.05 per share (4 percent) to $1.24 per share compared to $1.19 per share in Q4 2022. Q4 2023 Adjusted EPS increased $0.04 per share (3 percent) to $1.25 per share compared to $1.21 per share in Q4 2022.

•	FY 2023 GAAP EPS increased $0.42 per share (13 percent) to $3.58 per share compared to $3.16 per share in FY 2022. FY 2023 Adjusted EPS increased $0.49 per share (15 percent) to $3.70 per share compared to $3.21 per share in FY 2022.

•	Net cash provided by operating activities was $48 million in Q4 and $77 million for the full year, resulting in a decrease of $58 million compared to the prior year. Cash flow improved significantly in Q4 but was negatively impacted during the year by higher working capital requirements, along with higher interest and tax payments compared to the prior year.

•	Net debt (total borrowings less cash on hand) was $60 million, resulting in a leverage ratio of 0.54x and $640 million in available liquidity on September 30, 2023.

Bryan Sayler, Chief Executive Officer and President, commented, “ESCO had a great year, as we delivered record sales, Adjusted EBIT, Adjusted EPS, entered orders, and year-end backlog. We are well positioned in a number of end-markets with excellent growth characteristics, and we continue to see orders and sales momentum across our portfolio. In the quarter, all three business segments reported solid orders growth that resulted in an overall book-to-bill of 1.25x. A highlight in the quarter was booking over $90 million in Navy orders, which included significant content for machining of Block V hull treatments on Virginia Class submarines, hypersonic ejection valves, and Navy spares. Record quarterly orders of $340 million capped off a year in which we surpassed $1 billion dollars in orders for the first time.

“This was a particularly strong quarter for our USG segment as the need to update and maintain the aging U.S. electric grid, while at the same time expanding it to support the clean energy transition, is driving investments in utility infrastructure. USG sales increased 22 percent in the quarter, and we leveraged that growth to drive 2 points of margin expansion.

“I would like to thank our team for all their hard work during the year. The dedication of our employees is a key factor in being able to deliver record results once again. Across the company there is a lot to be excited about, both in our FY’23 results and in our opportunities to drive growth going forward.”

Segment Performance

Aerospace & Defense (A&D)

•	Q4 2023 sales increased $3 million (3 percent) to $107 million from $104 million in Q4 2022. Q4 organic sales were flat compared to the prior year as commercial and defense aerospace sales growth was offset by lower space revenue. The CMT acquisition contributed $3 million (3 percent) in the quarter. FY 2023 sales increased $41 million (12 percent) to $392 million. Organic sales increased $31 million (9 percent), driven by commercial aerospace which increased $24 million and defense aerospace which increased $17 million, partially offset by space which decreased $10 million. The CMT acquisition added $10 million (3 percent) revenue growth in FY 2023.

•	Q4 2023 EBIT decreased $4.7 million to $18.6 million from $23.3 million in Q4 2022. Adjusted EBIT decreased $4.5 million in Q4 2023 to $19.1 million (17.8 percent margin) from $23.6 million (22.7 percent margin) in Q4 2022. FY 2023 EBIT increased $3.2 million to $71.6 million from $68.4 million in FY 2022. FY 2023 Adjusted EBIT increased $4.1 million to $73.1 million (18.6 percent margin) from $69.0 million (19.6 percent margin) in FY 2022. Margin erosion on certain space development contracts offset leverage on aerospace growth in both the quarter and the year.

•	Entered orders increased $80 million (82 percent) to $177 million in Q4 2023 (book-to-bill of 1.66). For the full year entered orders increased $76 million (19 percent) to $468 million (book-to-bill of 1.19). Growth in the quarter and the year was driven by defense and commercial aerospace and large Navy orders and resulted in record year-end backlog of $484 million.

Utility Solutions Group (USG)

•	Q4 2023 sales increased $19 million (22 percent) to $102 million from $83 million in Q4 2022. Doble sales increased $11 million (15 percent), primarily driven by a strong quarter for protection testing hardware and software. NRG sales increased $8 million (69 percent) in the quarter as a result of continued robust demand across all product lines. FY 2023 sales increased $64 million (23 percent) to $342 million from $278 million in FY 2022. Doble sales increased $42 million (18 percent) and NRG sales increased $22 million (52 percent) for the year. The sales growth was driven by condition monitoring and protection testing sales at Doble and strong demand across our renewables product lines at NRG.

•	Q4 2023 EBIT and Adjusted EBIT both increased $6.4 million in Q4 2023 to $26.2 million (25.7 percent margin) from $19.8 million (23.7 percent margin) in Q4 2022. FY 2023 EBIT increased $19.1 million to $76.7 million from $57.6 million in FY 2022. FY 2023 Adjusted EBIT increased $18.8 million to $76.9 million (22.5 percent margin) from $58.1 million (20.9 percent margin) in FY 2022. Adjusted EBIT increases for the quarter and year were largely driven by higher volumes and price increases, partially offset by inflationary pressures, and higher commissions related to increased sales.

•	Entered Orders increased $10 million to $97 million in Q4 2023 as Doble orders increased $14 million and NRG orders decreased $4 million compared to the prior year quarter. For the full year entered orders increased $33 million to $348 million (book-to-bill of 1.02) and resulted in year-end backlog of $133 million. For the year, Doble orders increased $18 million (7 percent) on increased electric utility spending and NRG orders increased $15 million (28 percent) due to continued growth in the demand for renewables and the initial impact of the Inflation Reduction Act.

RF Test & Measurement (Test)

•	Q4 2023 sales decreased $6 million (8 percent) to $63 million from $69 million in Q4 2022. FY 2023 sales decreased $6 million (3 percent) to $221 million. The primary drivers in both the quarter and year were lower domestic filter sales and test and measurement volume in China, partially offset by increased domestic service revenue and test and measurement activity in EMEA.

•	Q4 2023 EBIT decreased $0.7 million to $11.1 million (17.5 percent margin) from $11.8 million (17.0 percent margin) in Q4 2022. FY 2023 EBIT decreased $0.2 million to $32.4 million (14.6 percent margin) from $32.6 million (14.3 percent margin) in FY 2022. The Q4 and full year margin percentage improvement was driven by price increases and cost reduction efforts, which more than offset the impact of lower volume and wage and material cost inflation.

•	Entered orders increased $5 million to $65 million in Q4 2023. Q4 was the highest orders quarter of the year for Test and included bookings for large utility shielding and anechoic chamber projects. For the full year entered orders decreased $36 million to $218 million (book-to-bill of 0.98). The decrease in orders for the year was primarily driven by lower domestic power filter orders and test and measurement projects in China and resulted in year-end backlog of $155 million.

Share Repurchase Program

The Company did not repurchase any shares of stock during Q4 2023. During FY 2023 the Company repurchased approximately 140,000 shares for $12 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 19, 2024 to stockholders of record on January 4, 2024.

2024 Annual Meeting

The 2024 Annual Meeting of the Company’s Shareholders will be held on February 7, 2024.

Acquisition Update

On November 9, 2023, the Company acquired MPE Limited (MPE), based in the United Kingdom. MPE is a leading global manufacturer of high-performance EMC/EMP filters and capacitor products for military, utility, telecommunication, and other critical infrastructure applications. MPE’s facility and component filter product offerings are highly complementary to ETS-Lindgren’s powerline filter business and will broaden our end-markets served and expand our reach internationally. The business is expected to have annualized sales in the range of $12 to $14 million and will become part of our RF Test & Measurement segment. We expect MPE to be accretive to the sales growth and EBITDA margin profile of our existing Test segment.

Business Outlook – FY 2024

Management expects growth in sales, Adjusted EBIT, and Adjusted EBITDA across each of the Company’s business segments in 2024.

Management’s expectations for growth in 2024 compared to 2023:

•	Net sales are expected to grow 7 to 9 percent and be in the range of $1.02 to $1.04 billion on a consolidated basis, with A&D growing 8 to 10 percent, USG growing 6 to 8 percent, and Test growing 8 to 10 percent (including the MPE acquisition).

•	Adjusted EBIT is expected to increase approximately 12 to 15 percent with Adjusted EBIT margins increasing to 14.3 to 14.7 percent of sales.

•	Adjusted EBITDA is expected to increase approximately 10 to 12 percent with Adjusted EBITDA margins increasing to 19.4 to 19.8 percent of sales.

•	The effective income tax rate is expected to be in the range of 22.5 to 23.5 percent in 2024.

•	Adjusted EPS to expected to increase 11 to 16 percent and be in the range of $4.10 to $4.30 per share.

•	Management expects Q1 2024 Adjusted EPS to increase 7 to 17 percent compared to the prior year first quarter and to be in the range of $0.64 - $0.70 per share. Consistent with prior years, revenues and Adjusted EPS are expected to grow sequentially throughout the year.

Conference Call

The Company will host a conference call today, November 16, at 4:00 p.m. Central Time, to discuss the Company’s Q4 and full year 2023 results. A live audio webcast and an accompanying slide presentation will be available on ESCO’s investor website at https://investor.escotechnologies.com. For those unable to participate, a webcast replay will be available after the call on ESCO’s investor website.

Forward-Looking Statements

Statements in this press release regarding expectations for future results, sales and sales growth, EPS, Adjusted EBIT, Adjusted EBITDA, Adjusted EPS, cash flow, results of cost reduction efforts, margins, income tax rates, the financial success of the Company, the strength of its end markets, the outlook for the A&D, Test and USG segments, the ability to increase shareholder value, the results of acquisitions and international expansion efforts, internal investments in new products and solutions, the impacts of inflation, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; future impacts of the Inflation Reduction Act and other existing and future laws and regulations, future levels of utility infrastructure spending and demand for renewables products; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; changing economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition and cost reduction efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space, and process markets worldwide and composite-based products and solutions for Navy, defense, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022
Net Sales	$272,647		256,498
Cost and Expenses:
Cost of sales	164,424		154,323
Selling, general and administrative expenses	56,555		53,054
Amortization of intangible assets	7,930		6,553
Interest expense	2,347		1,767
Other expenses (income), net	199		373
Total costs and expenses	231,455		216,070

Earnings before income taxes	41,192		40,428
Income tax expense	9,195		9,388

Net earnings	$31,997		31,040

Earnings Per Share (EPS)
Diluted - GAAP	$1.24		1.19

Diluted - As Adjusted Basis	$1.25	(1)	1.21	(2)

Diluted average common shares O/S:	25,862		25,990

(1)	Q4 2023 Adjusted EPS excludes $0.01 per share of after-tax restructuring charges primarily at Westland (severance and asset write-off).

(2)	Q4 2022 Adjusted EPS excludes $0.02 per share of after-tax severance charges at VACCO and NRG, and Corporate management transition costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Year Ended September 30, 2023		Year Ended September 30, 2022
Net Sales	$956,033		857,502
Cost and Expenses:
Cost of sales	580,377		525,457
Selling, general and administrative expenses	217,110		195,127
Amortization of intangible assets	28,953		25,936
Interest expense	8,769		4,851
Other expenses (income), net	1,877		(304)
Total costs and expenses	837,086		751,067

Earnings before income taxes	118,947		106,435
Income tax expense	26,402		24,115

Net earnings	$92,545		82,320

Earnings Per Share (EPS)
Diluted - GAAP	$3.58		3.16

Diluted - As Adjusted Basis	$3.70	(1)	3.21	(2)

Diluted average common shares O/S:	25,879		26,067

(1)	FY 2023 Adjusted EPS excludes $0.12 per share of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges, $0.03 of restructuring charges within the A&D segment, and $0.01 of Corporate acquisition related costs.

(2)	FY 2022 Adjusted EPS excludes $0.05 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges, severance charges at VACCO and NRG, and Corporate acquisition and management transition costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q4 2023	Q4 2022	Q4 2023	Q4 2022
Net Sales
Aerospace & Defense	$107,009	103,742	107,009	103,742
USG	102,148	83,490	102,148	83,490
Test	63,490	69,266	63,490	69,266
Totals	$272,647	256,498	272,647	256,498

EBIT
Aerospace & Defense	$18,647	23,310	19,075	23,590
USG	26,179	19,764	26,242	19,813
Test	11,115	11,779	11,115	11,779
Corporate	(12,402)	(12,658)	(12,402)	(12,428)
Consolidated EBIT	43,539	42,195	44,030	42,754
Less: Interest expense	(2,347)	(1,767)	(2,347)	(1,767)
Less: Income tax expense	(9,195)	(9,388)	(9,308)	(9,517)
Net earnings	$31,997	31,040	32,375	31,470

Note 1: Adjusted net earnings of $32.4 million in Q4 2023 exclude $0.4 million (or $0.01 per share) of after-tax restructuring charges primarily at Westland (severance and asset write-off).

Note 2: Adjusted net earnings of $31.5 million in Q4 2022 exclude $0.4 million (or $0.02 per share) of after-tax severance charges at VACCO and NRG, and Corporate management transition costs.

EBITDA Reconciliation to Net earnings:			Q4 2023 -	Q4 2022 -
	Q4 2023	Q4 2022	As Adjusted	As Adjusted
Consolidated EBITDA	$56,363	54,291	56,854	54,850
Less: Depr & Amort	(12,824)	(12,096)	(12,824)	(12,096)
Consolidated EBIT	43,539	42,195	44,030	42,754
Less: Interest expense	(2,347)	(1,767)	(2,347)	(1,767)
Less: Income tax expense	(9,195)	(9,388)	(9,308)	(9,517)
Net earnings	$31,997	31,040	32,375	31,470

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	FY 2023	FY 2022	FY 2023	FY 2022
Net Sales
Aerospace & Defense	$392,443	351,413	392,443	351,413
USG	342,320	278,367	342,320	278,367
Test	221,270	227,722	221,270	227,722
Totals	$956,033	857,502	956,033	857,502

EBIT
Aerospace & Defense	$71,643	68,352	73,070	68,967
USG	76,722	57,604	76,915	58,120
Test	32,395	32,592	32,395	32,592
Corporate	(53,044)	(47,262)	(50,531)	(46,727)
Consolidated EBIT	127,716	111,286	131,849	112,952
Less: Interest expense	(8,769)	(4,851)	(8,769)	(4,851)
Less: Income tax	(26,402)	(24,115)	(27,353)	(24,499)
Net earnings	$92,545	82,320	95,727	83,602

Note 1: Adjusted net earnings of $95.7 million in FY 2023 exclude $3.2 million (or $0.12 per share) of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges, $0.03 of restructuring charges within the A&D segment, and $0.01 of Corporate acquisition related costs.

Note 2: Adjusted net earnings of $83.6 million in FY 2022 exclude $1.3 million (or $0.05 per share) of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges, severance charges at VACCO and NRG, and Corporate acquisition and management transition costs.

EBITDA Reconciliation to Net earnings:			FY 2023	FY 2022
	FY 2023	FY 2022	As Adjusted	As Adjusted
Consolidated EBITDA	$178,239	159,629	182,372	161,295
Less: Depr & Amort	(50,523)	(48,343)	(50,523)	(48,343)
Consolidated EBIT	127,716	111,286	131,849	112,952
Less: Interest expense	(8,769)	(4,851)	(8,769)	(4,851)
Less: Income tax expense	(26,402)	(24,115)	(27,353)	(24,499)
Net earnings	$92,545	82,320	95,727	83,602

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2023	September 30, 2022
Assets
Cash and cash equivalents	$41,866	97,724
Accounts receivable, net	198,557	164,645
Contract assets	138,633	125,154
Inventories	184,067	162,403
Other current assets	17,972	22,696
Total current assets	581,095	572,622
Property, plant and equipment, net	155,484	155,973
Intangible assets, net	392,124	394,464
Goodwill	503,177	492,709
Operating lease assets	39,839	29,150
Other assets	11,495	9,538
	$1,683,214	1,654,456

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	86,973	78,746
Contract liabilities	112,277	125,009
Other current liabilities	95,401	94,374
Total current liabilities	314,651	318,129
Deferred tax liabilities	75,531	82,023
Non-current operating lease liabilities	36,554	24,853
Other liabilities	43,336	48,294
Long-term debt	82,000	133,000
Shareholders' equity	1,131,142	1,048,157
	$1,683,214	1,654,456

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended September 30, 2023	Year Ended September 30, 2022
Cash flows from operating activities:
Net earnings	$92,545	82,320
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	50,523	48,343
Stock compensation expense	8,910	7,320
Changes in assets and liabilities	(68,821)	(11,654)
Effect of deferred taxes	(6,267)	8,946
Net cash provided by operating activities	76,890	135,275

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(17,694)	(10,906)
Capital expenditures	(22,377)	(32,101)
Additions to capitalized software	(12,397)	(12,912)
Net cash used by investing activities	(52,468)	(55,919)

Cash flows from financing activities:
Proceeds from long-term debt	103,000	100,000
Principal payments on long-term debt & short-term borrowings	(154,000)	(101,000)
Dividends paid	(8,252)	(8,268)
Purchases of common stock into treasury	(12,401)	(19,878)
Debt issuance costs	(1,826)	0
Other	(4,851)	(2,976)
Net cash used by financing activities	(78,330)	(32,122)

Effect of exchange rate changes on cash and cash equivalents	(1,950)	(5,742)

Net (decrease) increase in cash and cash equivalents	(55,858)	41,492
Cash and cash equivalents, beginning of period	97,724	56,232
Cash and cash equivalents, end of period	$41,866	97,724

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q4 2023	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 7/1/23	$413,713	138,240	153,456	705,409
Entered Orders	177,365	97,367	64,868	339,600
Sales	(107,009)	(102,148)	(63,490)	(272,647)
Ending Backlog - 9/30/23	$484,069	133,459	154,834	772,362

Backlog And Entered Orders - FY 2023	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/22	$408,269	128,156	158,597	695,022
Entered Orders	468,243	347,623	217,507	1,033,373
Sales	(392,443)	(342,320)	(221,270)	(956,033)
Ending Backlog - 9/30/23	$484,069	133,459	154,834	772,362

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q4 2023
EPS – GAAP Basis – Q4 2022	$1.24
Adjustments (defined below)	0.01
EPS – As Adjusted Basis – Q4 2023	$1.25

Adjustments exclude $0.01 per share consisting of after-tax restructuring charges primarily at Westland (severance and asset write-off).
The $0.01 of EPS adjustments per share consists of $0.5 million of pre-tax charges offset by $0.1 million of tax benefit for net impact of $0.4 million.

EPS – Adjusted Basis Reconciliation – FY 2023
EPS – GAAP Basis – FY 2023	$3.58
Adjustments (defined below)	0.12
EPS – As Adjusted Basis – FY 2023	$3.70

Adjustments exclude $0.12 per share of after-tax charges consisting of executive management transition costs at Corporate, CMT acquisition inventory step-up charges, restructuring charges within the A&D segment and Corporate acquisition related costs.
The $0.12 of EPS adjustments per share consists of $4.1 million of pre-tax charges offset by $0.9 million of tax benefit for net impact of $3.2 million

EPS – Adjusted Basis Reconciliation – Q4 2022
EPS – GAAP Basis – Q4 2022	$1.19
Adjustments (defined below)	0.02
EPS – As Adjusted Basis – Q4 2022	$1.21

Adjustments exclude $0.02 per share consisting of after-tax severance charges at VACCO and NRG and Corporate management transition costs.
The $0.02 of EPS adjustments per share consists of $0.6 million of pre-tax charges offset by $0.2 million of tax benefit for net impact of $0.4 million.

EPS – Adjusted Basis Reconciliation – FY 2022
EPS – GAAP Basis – FY 2022	$3.16
Adjustments (defined below)	0.05
EPS – As Adjusted Basis – FY 2022	$3.21

Adjustments exclude $0.05 per share consisting of Altanova & Neco acquisition inventory step-up charges, severance charges at VACCO and NRG, Corporate acquisition costs and management transition costs.
The $0.05 of EPS adjustments per share consists of $1.7 million of pre-tax charges offset by $0.4 million of tax benefit for net impact of $1.3 million